March 13, 2007

Louis J. Nicastro
Chairman of the Board
WMS Industries Inc.

Dear Lou:

After careful deliberation, and for personal reasons only, I am resigning from the Board of Directors of WMS Industries Inc. and all committees, effective March 15, 2007. Please understand that this was not an easy decision to make.

Lou, I regret that I will not be able to share in and contribute to the bright future that lies ahead for WMS. During my short tenure, I have been impressed by your Board leadership, the experience and dedication of WMS’ Board members and the culture and integrity of the management team. WMS appears clearly focused on growth, innovation and capitalizing on its robust set of business opportunities. However, changed circumstances have caused me to rethink my own priorities and the time I desire to spend with my family.

I wish you, all the Directors and the Company all the best,

Sincerely,

/s/ Robert H. Brust
Robert H. Brust

CC:	Brian R. Gamache
President and Chief Executive Officer